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                                   SCHEDULE A


                               ANCILLARY SERVICES



                                 TRANSFER AGENT


     The Bank as Transfer Agent of the Funds will perform the following duties in accordance with procedures that may be agreed upon from time to time by the Bank and Authorized Persons of the Funds:

           1. MAINTAINING REGISTER OF INTERESTS. The Bank shall maintain a register which shall contain the name, address and Book Capital Account Balance of each investor in the Funds, or any series thereof, and shall maintain continuous proof of all outstanding interests in the Funds.

           2. PROCESSING OF INVESTMENTS. Upon an increase by an investor of its interest in the Funds (through a capital contribution) the Bank shall reflect such increase as an increase in the Book Capital Account Balance of such investor as of the close of business on each business day.

           3. PROCESSING WITHDRAWALS. Upon a capital withdrawal by any investor, the Bank shall reflect such withdrawal by a decrease in the Book Capital Account Balance of such investor as of the close of business on each business day.

           4. PROCESSING REDEMPTIONS. In the event that an investor elects a complete withdrawal of its interest in the Funds (a "Redemption"), the Bank shall process such redemption in accordance with Proper Instructions, which may include, if so determined by the Board and included in Proper Instructions, charging fees for effecting such Redemption, and shall reduce the Book Capital Account of such investor to zero.

           5. SUSPENSION OF WITHDRAWALS AND REDEMPTIONS. Upon receipt of Proper Instructions indicating that the Board has determined to suspend the right of withdrawal or Redemption, the Bank shall cease processing any such withdrawals or Redemptions, until the Bank has received Proper Instructions indicating that the suspension has been rescinded.

           6. BOOK CAPITAL ACCOUNT BALANCE. For the purpose of this Agreement, the term Book Capital Account Balance for any investor shall mean that amount as shall be determined by the Bank.

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           7.  COMMUNICATIONS WITH INVESTORS.  The Bank will promptly respond to communications from investors with respect to its duties hereunder.

           8. NO OBLIGATIONS ON PART OF BANK. The Bank shall not be liable for and shall be under no obligation or duty to (i) determine whether any investor has satisfied any requirement for investment in the Funds, either under federal law or the laws of any state or under the Funds's Declaration of Trust, By-laws, registration statement or other offering materials; (ii) monitor any purchase with respect to the securities laws of any state, or any federal securities laws or to make any filing under the same with connection therewith, or (iii) determine whether the procedures established by the Board with respect to the Book Capital Account Balance of any investor are in compliance with any requirements under federal law or the laws of any state or other governmental authority, including, without limitation, the requirements of the Securities and Exchange Commission or any taxing authority.

           9. MAINTAINING ACCOUNT INFORMATION. The Bank shall maintain the investors' accounts to update registration, address, options and wire instructions as requested by the investor, provided all Proper Instructions, signatures, documents and indemnification are received.

           10. MAINTAINING TRADE INFORMATION. The Bank shall maintain trade information as requested by the investor, provided all Proper Instructions, signatures, documents and indemnification are received.

Accepted and agreed:

Select Advisors Variable Insuance Trust

Initial:  ____________